Exhibit 11

             Opinion and Consent of Matthew A. Swendiman, Esq.
            with respect to legality of the shares being issued


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September __, 2004

Phoenix Equity Trust
101 Munson Street
Greenfield, Massachusetts 01301


Ladies and Gentlemen:

         Reference is made to the registration statement on Form N-14 filed on August 12, 2004 with the Securities and Exchange Commission with respect to Class A shares of beneficial interest (the "Shares") of Phoenix Equity Trust, a Delaware Statutory Trust (the "Surviving Trust"), representing interests in the Phoenix Mid-Cap Value Fund (the "Surviving Series"), a series of the Surviving Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Surviving Trust and FMI Sasco Contrarian Value Fund (the "Merging Series"), a series of the Phoenix Equity Trust, dated as of October 7, 2004, described in the Registration Statement.

         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.

                                         Very truly yours,

                                         /s/ Matthew A. Swendiman
                                         Matthew A. Swendiman
                                         Assistant Secretary